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                                                                    Exhibit 2.3


                            NONCOMPETITION AGREEMENT


         THIS NONCOMPETITION AGREEMENT, dated as of March 17, 2003, by and between GTECH HOLDINGS CORPORATION, a Delaware corporation and its Subsidiaries (collectively, the "Parent"), and L. ROGERS WELLS, JR. ("Wells").

         WHEREAS, the Parent has agreed to acquire Interlott Technologies, Inc., a Delaware corporation (the "Company"), by merger upon satisfaction of certain conditions, as provided in that certain Agreement and Plan of Merger dated of even date herewith by and among Parent, Bengal Acquisition Co. ("Merger Subsidiary") and the Company (the "Merger Agreement"); and

         WHEREAS, Wells is the record holder of a majority of the Company Common Stock; and

         WHEREAS, the Parent is unwilling to close the Merger contemplated by the Merger Agreement unless Wells enters into this Noncompetition Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby covenant and agree as follows:

         1.  TERM; NONCOMPETE.

             (a) The terms of this Agreement shall be effective upon the date which is the earlier of (i) if the Closing occurs, the date of the Effective Time, or (ii) the date of the exercise of the Option by Merger Subsidiary pursuant to (and as defined in) Article Two of the Stockholder Voting and Option Agreement dated as of the date hereof among Parent, Merger Subsidiary and Wells, and this Agreement shall have a term of five years from such date (the "Term"). If the Closing does not occur and (i) the Merger Agreement is terminated for any reason and (ii) the Option terminates or expires without being exercised, this Agreement shall terminate and be void and of no further force or effect.

             (b) During the Term, Wells shall not engage or propose to engage, directly or indirectly (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) in any Lottery Business anywhere in the world, including without limitation in any business which competes or proposes to compete with any Lottery Business in which the Parent was engaged or proposed to be engaged anywhere in the world; provided, that Wells' ownership as a passive investor of less than one percent of the issued and outstanding stock or equity, or $100,000 principal amount of any debt securities, of any corporation, partnership or other entity so engaged shall not by itself be deemed to constitute such engagement by Wells. As used herein, the term "Lottery Business" shall mean the provision of products, services or technology of every nature relating to the operation of all manner of lotteries however and wherever conducted.


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             (c) Further, during the Term, Wells shall not (i) disturb or interfere with any business relationship between the Parent and any of its customers, suppliers or other business associates, or (ii) solicit or cause to be solicited any officer, employee or customer of the Parent to terminate such person's relationship with the Parent.

             (d) Parent hereby agrees to pay Wells Two Hundred Fifty Thousand Dollars ($250,000.00) each year during the Term. Such payments shall be the only payments due to Wells as consideration for the noncompetition agreements contained herein. Such payments shall be made by Parent to Wells quarterly in advance. Such payments shall continue to be made to the estate of Wells in the event of Wells' death.

         2.  CERTAIN ADDITIONAL OBLIGATIONS OF WELLS.

         Wells further covenants with the Parent as follows and expressly agrees that the provisions of this Section 2 are material obligations to the Parent and the breach of those provisions will constitute material breaches of this Agreement.

             (a) Assistance in Litigation. During the Term, subject to reasonable accommodation of Wells' then business and personal schedule, Wells, upon reasonable notice, shall furnish such information and proper assistance to the Parent as may reasonably be required in connection with any litigation in which the Parent or the Company is, or may become, a party or in connection with any investigation or review by any governmental agency of which the Parent or the Company is or may become a subject. The Parent shall compensate Wells at a reasonable hourly rate, plus reimburse all reasonable expenses incurred by Wells.

             (b) Confidential Information. Wells shall not knowingly use for his own benefit or disclose or reveal to any person, at any time, any trade secret or other confidential information relating to the Parent or the Company, including any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, firmware, programs, devices, supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, and other information relating to the Parent or the Company; provided that such restriction on confidential information shall not apply to information which is (i) proven to be generally available in the industry, (ii) disclosed in published literature or (iii) obtained by Wells from a third party without binder of secrecy. Wells agrees that, except as otherwise agreed by the Parent, he will return to the Parent, promptly upon the request of the Parent, any physical embodiment of such confidential information. In the event Wells is requested by any legal process to disclose Confidential Information, Wells shall immediately inform the Parent and shall permit the Parent an opportunity to oppose such process, it being understood that Wells' compliance with legal process, after the Parent's reasonable opportunity to oppose such process, does not constitute a violation of this Section 2(b).

         3.  TAX WITHHOLDING.

         The Parent may withhold from any amounts payable under this Agreement Taxes as shall be required pursuant to any law or governmental regulations or ruling.


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         4.  EFFECT OF PRIOR AGREEMENTS.

         This Agreement contains the entire understanding between the parties hereto with respect to the matters covered herein and supersedes any prior agreement, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right.

         5.  GENERAL PROVISIONS.

             (a) Certain Representations and Warranties of Wells. Wells represents to the Parent that (i) the execution and performance of this Agreement by Wells does not and will not constitute a breach of or violate any contract, agreement, obligation or understanding, oral or written, or order of any court or governmental authority to which he is a party or by which he is bound and (ii) Wells has been represented by counsel selected by Wells in the negotiation and preparation of this Agreement.

             (b) Non-assignability and Inurement. Neither this Agreement nor any rights or interest hereunder shall be assignable by Wells, his beneficiaries, or legal representatives without the Parent's prior written consent (it being understood that all payments to which Wells is entitled hereunder shall inure to the benefit of his estate or legal heirs).

             (c) Binding Agreement. This Agreement shall be binding upon, and accrue to the benefit of, Wells and the Parent and their respective heirs, executors, administrators, successors and permitted assigns, including, in the case of the Parent, any person or entity acquiring all or substantially all of the Parent's assets.

             (d) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

             (e) Remedies. Wells acknowledges and agrees that the possible restrictions on his activities which may occur as a result of his performance of his obligations under Sections 1 and 2 hereof are required for the reasonable protection of the Parent, and Wells expressly acknowledges and agrees that such restrictions are fair and reasonable for that purpose. Wells further expressly acknowledges and agrees that damages alone will be an inadequate remedy for any breach or violation by him of this Agreement and that the Parent, in addition to all other remedies at law or in equity, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction including, without limitation, any state or federal court in Delaware. If any of the provisions of such Sections are held to be in any respect an unreasonable or unlawful restriction upon Wells, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

             (f) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

             (g) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid,



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

and each such other provision shall to the full extent consistent with law continue in full force and effect.

             (h) Notices. For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to Wells, addressed to the address set forth on the signature page of this Agreement with a copy to his counsel, Taft, Stettinius & Hollister, LLP, 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202, Attention: John J. McCoy, Esq.; if to the Parent, addressed to GTECH Holdings Corporation, 55 Technology Way, West Greenwich, Rhode Island 02817 and directed to the attention of the General Counsel of the Parent, with a copy to Edwards & Angell, LLP, 2800 Financial Plaza, Providence, Rhode Island 02903, Attention: Walter G.D. Reed, Esq., or to such other address as either party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

             (i) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

             (j) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

             (k) Headings. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

             (l) Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the same meaning as in the Merger Agreement.

             (m) Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of any dispute hereunder, the prevailing party shall be entitled to recover all costs, including reasonable attorneys' fees, incurred in adjudicating such dispute. Each of the parties hereto hereby irrevocably and unconditionally submits himself/itself to the exclusive jurisdiction of any Delaware State court, or Federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court,



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(iii) waives, to the fullest extent he/it may legally and effectively do so, any objection which he/it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8(h). Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.



                            (Signatures on Next Page)


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


         IN WITNESS WHEREOF, GTECH Holdings Corporation has caused this Agreement to be executed by its duly authorized officers, and Wells has signed this Agreement, all as of the day and year first above written.



                                                 GTECH HOLDINGS CORPORATION


Attest: /s/  Michael Prescott                    By: /s/  W. Bruce Turner
        ----------------------------                --------------------
        Name:  Michael Prescott                     Name:  W. Bruce Turner
        Title: Vice President and                   Title: President & Chief Executive Officer
               Deputy General Counsel


Witness:                                         L. ROGERS WELLS, JR.


/s/  Tracey A. Chriske                           /s/ L. Rogers Wells, Jr.
----------------------                           ------------------------
                                                 Address:



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